Exhibit 4.20

EXECUTION COPY

REIMBURSEMENT AND CREDIT AGREEMENT

DATED AS OF MARCH 1, 2004

By and Between

THE CONNECTICUT WATER COMPANY

and

CITIZENS BANK OF RHODE ISLAND

The Connecticut Water Company
Variable Rate Taxable Debenture Bonds, Series 2004

Exhibit 4.20

     REIMBURSEMENT AND CREDIT AGREEMENT (this “Agreement”), dated as of March 1, 2004, by and between THE CONNECTICUT WATER COMPANY, a corporation duly organized and existing under the laws of the State of Connecticut with an office at 93 West Main Street, Clinton, Connecticut 06413 (the “Borrower”), and CITIZENS BANK OF RHODE ISLAND, with an office at One Citizens Plaza, Providence, Rhode Island 02903 (the “Bank”).

     WHEREAS, the Borrower will issue $12,500,000 aggregate principal amount of its Variable Rate Taxable Debenture Bonds, Series 2004 (the “Bonds”). The proceeds of the Bonds will be used for the purposes described in Section 2.02(a) of the Trust Indenture, dated as of March 1, 2004, between the Borrower and U.S. Bank National Association, as Trustee (the “Trustee”) (the “Indenture”);

     WHEREAS, the Bonds are to be secured by a irrevocable direct pay letter of credit to be issued by the Bank for the account of the Borrower pursuant to the terms of this Agreement in the form of Exhibit A hereto (the “Letter of Credit”);

     WHEREAS, in order to induce the Bank to issue the Letter of Credit, the Borrower has executed and delivered this Agreement to the Bank to provide for the repayment to the Bank of (i) any payment made under the Letter of Credit, (ii) any other payment made hereunder and (iii) certain other fees and expenses of the Bank in connection with the Letter of Credit; and

     WHEREAS, the Bank is willing, subject to the terms and conditions contained herein, to issue the Letter of Credit;

     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, and in order to induce the Bank to enter into this Agreement and to issue the Letter of Credit, the parties agree as follows:

SECTION 1. DEFINITIONS.

     1.01 Certain Defined Terms. Certain accounting and other terms used herein shall have the meanings set forth below. Unless otherwise defined in this Agreement, all capitalized terms used herein which are defined in the Indenture shall have the meanings ascribed to them in Appendix A of the Indenture.

          “Account” or "Accounts” means, as the case may be, each or all of the accounts established in Section 5.01 of the Indenture.

          “Affiliate” as applied to any person or entity, means any other person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that person or entity. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person or entity, whether through the ownership of voting securities or by contract or otherwise.

Exhibit 4.20

          “Base Rate” means a variable rate per annum equal to the LIBOR Rate.

          “Borrower Documents” means, collectively, this Agreement, the Demand Note and any and all other agreements, instruments, certificates, or other documents now or hereafter given or executed or assumed by the Borrower to evidence, guarantee or secure any of the Borrower’s Obligations under any of the foregoing documents.

          “Borrower’s Counsel Opinion” shall have the meaning given in Section 3.01(h) hereof.

          “Business Day” means any day (a) other than a Saturday, Sunday or day on which banking institutions are authorized or required by law or executive order to be closed for commercial banking purposes in Connecticut, Massachusetts, Minnesota, New York, Rhode Island or in any other state in which documents are required to be delivered to draw on the Letter of Credit; (b) other than a day on which the New York Stock Exchange is closed; (c) when such term is used to describe a day on which a payment, prepaying, or repaying is to be made, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and (d) when such term is used to describe a day on which an interest rate determination is to be made, any day which is a London Banking Day.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Commitment Letter” means that certain commitment letter from the Bank to the Borrower dated and accepted by the Borrower on November 18, 2003.

          “Contractual Obligation” of a Party means any debt or equity security issued by that Party, and any indenture, mortgage, deed of trust, contract, undertaking, instrument or agreement (written or oral) to which such Party is a party or by which it is bound, or to which any of its assets is subject.

          “Credit Facility Provider Bonds” means all Bonds at any time purchased, in whole or in part, with the proceeds of a draw on the Letter of Credit upon tender of each such bond to the Trustee by the Bondholder pursuant to the Indenture, until sold by the Bank.

          “Date of Issuance” means the date on which the Letter of Credit is issued by the Bank and delivered to the Trustee.

          “Debt to Capitalization Ratio” shall have the meaning ascribed thereto in Section 5.03(k) hereof.

          “Default” means any of the events specified in Section 6 as causing an Event of Default, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

Exhibit 4.20

          “Default Rate” means a rate of interest equal to the Base Rate, plus four hundred (400) basis points per annum.

          “Demand Note” means the demand promissory note of the Borrower in favor of the Bank in the form of Exhibit B.

          “Drawing” shall mean any of an A-Drawing, B-Drawing or C-Drawing as described in the Letter of Credit.

          “EBIT to Interest Ratio” shall have the meaning ascribed thereto in Section 5.03(l) hereof.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “Event of Default” shall have the meaning ascribed thereto in Section 6 hereof.

          “Facilities” shall mean all of the real property, grounds and improvements thereon of the Borrower.

          “Financing Expenses” means all fees, charges and expenses required to be paid by the Borrower to the Bank, the Trustee, the Remarketing Agent and the Paying Agent and all other Parties in connection with the issuance, reissuance, sale, replacement, redemption or transfer of the Bonds.

          “First Mortgage Bonds” means any bonds issued under the First Mortgage Indenture.

          “First Mortgage Indenture” means the Indenture of Mortgage and Trust by and between the Borrower and The Connecticut Bank and Trust Company, as trustee (predecessor in interest to U.S. Bank National Association), dated as of June 1, 1956, as amended.

          “Fund” or “Funds” means, as the case may be, each or all of the Funds, and the Accounts therein established in Section 5.01 of the Indenture shall have the meaning ascribed to it in the Indenture.

          “GAAP” means generally accepted accounting principles consistently applied.

          “Indenture” means the Trust Indenture, dated as of March 1, 2004, between the Borrower and the Trustee, pursuant to which the Bonds are to be issued by the Borrower, as the same may from time to time be amended or supplemented by supplemental indentures.

          “Interest Component” has the meaning assigned thereto in the Letter of Credit.

Exhibit 4.20

          “Interest Periods” (a) initially, the period beginning on (and including) the date on which a draw is made on the Letter of Credit and is not reimbursed the same day pursuant to Section 2.04 hereunder and ending on (but excluding) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period and ending one month thereafter; provided, however, that if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day and no Interest Period may end later than the termination of this Agreement.

          “Legal Action” means any action, suit, investigation, proceeding or arbitration, at law or in equity, or before or by any foreign or domestic court or other government entity.

          “Legal Requirement” applicable to any property or person means (a) all decisions, statutes, ordinances, rulings, directions, rules, regulations, orders, writs, decrees, injunctions, permits, certificates, or other requirements of any court or other governmental or public entity in any way applicable to or affecting such property or such person or its business, operations, or assets, (b) such person’s certificate of incorporation and bylaws, and (c) all other material Contractual Obligations of any nature applicable to or affecting such property or such person. As to the Facilities, such term includes, without limitation, all legal requirements relating to acquisition, development, ownership, use, occupancy, possession, operation, maintenance, alteration and repair of the Facilities, as well as all related permits, easements, covenants, restrictions and similar items.

          “Letter of Credit Fee” means the fee payable quarterly to the Bank, for maintenance of the Letter of Credit, which amount is payable by the Borrower to the Bank in accordance with Section 2.03 hereof.

          “Letter of Credit Termination Date” means the earlier of: (a) March 3, 2009 or (b) the date upon which the Letter of Credit shall expire or terminate pursuant to its terms or (c) the issuance of a Substitute Letter of Credit, made in accordance with the Indenture and this Agreement; provided, however, Letter of Credit Termination Date may be extended, from time to time, either by extension or renewal of the existing Letter of Credit in accordance with Section 2.10 hereof.

          “LIBOR Rate” shall mean the offered rate for deposits of U.S. Dollars in an amount approximately equal to Drawing or Drawings under this Agreement for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

Exhibit 4.20

          “Licenses and Permits” shall mean all material licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority, or by a private party pursuant to a Permitted Encumbrance, and including, but not limited to, building permits, occupancy permits and such special permits, variances and other relief as may be required pursuant to Legal Requirements which may be applicable to the Facilities.

          “London Banking Day” shall mean a day on which dealings in US dollar deposits are transacted in the London interbank market.

          “Material Adverse Effect” a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower, (b) the ability of the Borrower to perform the obligations of the Borrower under this Agreement or the Letter of Credit, or (c) the validity or enforceability of this Agreement, the Letter of Credit or the rights or remedies of the Bank hereunder or thereunder.

          “Obligations” means all obligations of the Borrower owed to the Bank under this Agreement and the Letter of Credit.

          “Original Stated Amount” means Twelve Million Seven Hundred Sixteen Thousand Six Hundred Sixty-seven and no/100 Dollars ($12,716,667.00) or, if less, the amount available to be drawn under the Letter of Credit as of the Date of Issuance, as set forth in the Letter of Credit.

          “Other Accrued Amounts” means the sum of all amounts accrued or deferred under the Borrower Documents and payable by Borrower to the Bank for the period commencing with and including the Date of Issuance and ending with and including the day preceding the date on which payment is made.

          “Party” and “Person” each shall include all individuals, companies, limited liability companies, firms, associations, partnerships, joint ventures, unincorporated trade and business enterprises, trusts, estates, governments (whether national, regional or local) and agencies, instrumentalities and officials thereof, and all other persons and entities, of whatever nature or form.

          “Payment Obligations” means all obligations of the Borrower owed to the Bank under Section 2 hereof.

          “Permitted Encumbrances” shall be those encumbrances listed on Exhibit C.

          “Permitted Indebtedness” means (i) existing indebtedness described in numbers 1 through 6 on Exhibit C; (ii) indebtedness for borrowed money from the Bank in connection with the Bonds; (iii) indebtedness incurred pursuant to this Agreement, (iv) indebtedness constituting purchase money mortgages and/or purchase money security interests; (v) refunding bonds which refund outstanding First Mortgage Bonds, Series T and U (including any bonds issued by the Connecticut Development Authority in conjunction therewith); (vi) new money bonds to be issued through the Connecticut Development Authority prior to March 4, 2006 not exceeding Fifteen Million Dollars ($15,000,000) in the aggregate; (vii) indebtedness to Connecticut Water

Exhibit 4.20

Service, Inc. or Borrower’s Affiliates not exceeding Six Million Dollars ($6,000,000) in the aggregate; and (viii) any other indebtedness for which the Borrower has provided to the Bank prior to issuing such indebtedness an officer’s certificate demonstrating that (a) Borrower’s Debt to Capitalization Ratio for the most recent period would not have exceeded 70% assuming the incurrence of such debt at the beginning of the period and (b) the EBIT to Interest Ratio for the most recent period would have been at least 2:1 assuming the incurrence of such debt at the beginning of the period.

          “Plan” means any plan described in ERISA.

          “Principal Component” shall have the meaning assigned thereto in the Letter of Credit.

          “Prior Bonds” means the Borrower’s $12,050,000 First Mortgage Bonds, Series V, issued pursuant to the First Mortgage Indenture.

          “Related Documents” means, collectively, the Borrower Documents, the Bonds, the Indenture, the Letter of Credit and any other agreement, instrument or other document relating to or executed in connection with the transactions contemplated by this Agreement, each as amended in connection herewith and from time to time hereafter.

          “Remarketing Agent” shall have the meaning ascribed to it in the Indenture.

          “Remarketing Draw” means a Drawing under the Letter of Credit pursuant to a draft accompanied by a certification in the form of Certificate A to the Letter of Credit for the purchase price of the Bonds tendered for purchase pursuant to the Indenture.

          “Stated Amount” means the Original Stated Amount, as reduced from time to time in accordance with the terms of the Letter of Credit.

          “Substitute Letter of Credit” means a letter of credit issued to replace the Letter of Credit in accordance with the terms of the Indenture.

          “Trustee” means U.S. Bank National Association, and any banking corporation resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor trustee appointed and at the time serving as successor trustee pursuant to the Indenture.

          “Uniform Customs and Practice” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

     1.02 Other Definitional Provisions. Accounting terms used herein that are not otherwise defined in this Agreement will have the meanings assigned to them in accordance with GAAP. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, generally accepted accounting principles will be consistently applied throughout the periods involved. Words used in the singular will include the

Exhibit 4.20

plural and vice versa; words of any gender will include the other gender and the neuter; and references to dollars will be to United States dollars. Reference to “Sections”, “subsections”, “Paragraphs”, “Subparagraphs”, “Appendices”, “Recitals”, and “Exhibits” shall be to Sections, Subsections, Paragraphs, Subparagraphs, Appendices, Recitals, and Exhibits of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.01 may be used in singular or plural form. Except as otherwise provided herein, references to any document or instrument defined in Section 1.01 may be used in singular or plural form. Except as otherwise provided herein, references to any document or instrument defined in Section 1.01 are to such document or instrument as amended or supplemented from time to time with the Bank’s consent or as otherwise permitted by this Agreement. References made herein to consents, approvals, elections or other decisions to be made in the Bank’s “judgment”, at the Bank’s “discretion”, to the Bank’s “satisfaction” or “satisfactory to the Bank”, shall be deemed to entitle the Bank to exercise such decision-making capacity in its discretion, in good faith, except as otherwise expressly set forth herein.

SECTION 2. TERMS OF LETTER OF CREDIT AND REIMBURSEMENT

     2.01 The Letter of Credit. At the request of the Borrower, the Bank agrees, on the terms and conditions hereinafter set forth, to issue the Letter of Credit, in the form of Exhibit A attached hereto, in the Original Stated Amount for the account of the Borrower and deliver the Letter of Credit to the Trustee. The Letter of Credit is to be used by Borrower solely to provide liquidity and credit enhancement for the Bonds. The Letter of Credit shall expire on the Letter of Credit Termination Date. The Bank shall make payments on the Letter of Credit from the Bank’s own funds.

     2.02 Issuing the Letter of Credit. The Letter of Credit shall be issued upon fulfillment of the conditions set forth in Section 3 hereof.

     2.03 Commitment Fee and Letter of Credit Fee. The Borrower has paid at or prior to the Date of Issuance a commitment fee of Fifteen Thousand Dollars ($15,000.00). The Borrower hereby agrees to pay to the Bank in advance the Letter of Credit Fee on a quarterly basis in an amount equal to 50 basis points of the Stated Amount of the Letter of Credit per annum, unless the Borrower has a downgrade by any of Moody’s Investors Services, Standard & Poor’s or Fitch Rating to Baa1, BBB+ or BBB+, respectively, or lower, in which case the Letter of Credit Fee will be an amount equal to 60 basis points of the Stated Amount of the Letter of Credit per annum. Such Letter of Credit Fee shall be calculated on the basis of the actual number of days elapsed in a year of 365 days and be payable quarterly in advance on each January 1, April 1, July 1 and October 1, with the initial payment covering the period from the Date of Issuance through March 31, 2004 due on the Date of Issuance.

Exhibit 4.20

     2.04 Reimbursement and Other Payments.

          (a) The Borrower hereby agrees to reimburse or pay to the Bank (to the extent not already paid) immediately and on the same Business Day on which the Bank shall be required to pay any draft presented under the Letter of Credit with respect to any Drawing a sum equal to (i) the amount paid by the Bank under the Letter of Credit and (ii) the amount of any taxes, fees, charges or other costs and expenses incurred by the Bank in connection with any payment made by the Bank under or with respect to the Letter of Credit. Notwithstanding the provisions of the immediately preceding sentence, in the event that any draw under the Letter of Credit is a Remarketing Draw, outside the control of the Borrower and such event is not an Event of Default, the Bank agrees that the Borrower will not be obliged to repay any such amounts drawn down until the earlier to occur of (i) demand upon the occurrence of an Event of Default, (ii) upon receipt of the proceeds from the resale of Bonds acquired under the Remarketing Draw or (iii) the Letter of Credit Termination Date. Interest shall accrue on all such amounts drawn down at the rate of the Base Rate plus one hundred (100) basis points and shall be paid monthly in arrears on the first Business Day of each month. In the event that the Bonds remain nonmarketable for longer than 180 days, interest shall accrue on all such amounts at the rate of the Base Rate plus one hundred and fifty (150) basis points and shall be paid monthly in arrears on the first Business Day of each month.

          (b) Whenever an Event of Default shall have occurred under this Agreement, the Bank shall have the option to increase the rate of interest on the unpaid principal to the Default Rate, and if it does so, the Borrower agrees to pay interest on the unpaid principal at a rate per annum equal to the Default Rate. The Borrower also agrees that if the entire amount of any Obligation hereunder is not paid in full within ten (10) days of the date when due, the Borrower shall pay to the Bank a late fee equal to thirty-five dollars ($35.00).

          (c) If after the date of issuance of the Letter of Credit, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall impose, modify or deem applicable any reserve, special deposit or similar requirement which would impose on the Bank any additional costs (i) generally upon the issuance or maintenance of so called letters of credit by the Bank, or (ii) specifically in respect of the Letter of Credit documents or the Letter of Credit, and the result of such imposition or additional costs upon either clause (i) or (ii) above shall be to increase the cost of the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Bank’s reasonable allocation of the aggregate of such cost increases resulting from such events), then (x) the Bank shall so notify Borrower and (y) upon receipt of such notice from the Bank, accompanied by a certificate as to such increased costs, Borrower shall pay as of the effective date of such change or interpretation all additional amounts which are necessary to compensate the Bank for such increased costs incurred by the Bank. The Borrower may review and comment on the Bank’s reasons for, and calculation of, the increased costs, which comments the Bank shall consider in good faith in making its final certification. However, the final certification of the Bank as to such increased costs shall be conclusive (absent manifest error) as to the amount thereof. For purposes of this Section 2.04(c), all references to the “Bank” shall be deemed to include any participant in the Letter of Credit; provided, however, that in the case of a participation, such amount shall not exceed the amount that the Borrower would have had to pay

Exhibit 4.20

under this Section 2.04(c) if the Bank had not sold the participation but had retained such participation for the Bank’s own account. The Bank will furnish the Borrower with notice of any change of law or regulation or interpretation thereof referred to above promptly after having actual knowledge of the application thereof or promptly upon its receipt of written notice with respect thereof from any participant.

          (d) The Borrower hereby agrees to pay to the Bank a fee of $150.00 upon each drawing under the Letter of Credit.

          (e) The Borrower shall execute and deliver to the Bank a Demand Note evidencing amounts due under paragraphs (a) or (b) above, such Demand Note to be substantially in the form of Exhibit B attached hereto, but in the absence of any such Demand Note, the obligation of the Borrower to repay amounts due thereunder shall be conclusively evidenced hereby and by the Bank’s records of disbursements and payments.

          (f) Any payments the Borrower makes to the Bank pursuant to the terms of any Purchased Bonds (as defined in the Indenture) shall reduce amounts owed hereunder and corresponding amounts under the Demand Note.

     2.05 Payments and Computations. (a) Payments received by the Bank from the Trustee pursuant to Sections 2.07(e), 5.03(c) and 14.01 of the Indenture shall be treated as payments made by the Borrower hereunder. To the extent the Bank has not received payments from the Trustee under Sections 2.07(e), 5.03(c) and 14.01 of the Indenture sufficient to cover a draw on the Letter of Credit, and in all other instances where reimbursement payments are required hereunder, the Borrower shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in lawful money of the United States of America and in immediately available funds to the Bank at the Bank’s office specified in Section 9. Funds received after such time shall be deemed received on the next succeeding Business Day. All computations of interest hereunder shall be made by the Bank on the basis of a year of 360 days and the actual number of days elapsed. All computations of Letter of Credit Fees hereunder shall be made by the Bank on the basis of a year of 365 days and the actual number of days elapsed.

          (b) All sums payable by the Borrower hereunder, whether of principal, interest, fees, expense or otherwise, shall be paid in full, without any deduction or withholding whatsoever. In the event that the Borrower is compelled by law to make any such deduction or withholding, then the Borrower shall pay to the Bank such additional amount as will result in the receipt by the Bank of a net sum equal to the sum it would have received had no such deduction or withholding been required to be made. In the event such law, regulation or condition shall be revoked, rescinded, declared invalid or inapplicable or otherwise rescinded, the Bank shall forthwith refund to the Borrower any and all amounts repaid to it upon or after such rescission which are attributable to payments made by the Borrower to the Bank pursuant to this Section.

          (c) In the event any fees payable under the terms hereof are not paid on or before the date the same are due and payable, the payment of such fees shall be accompanied by interest thereon, at the Default Rate, from the date such payment becomes due until paid in full.

Exhibit 4.20

     2.06 Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and interest and any applicable fees other than late fees shall accrue during such extension through and including the date of payment.

     2.07 Obligations Absolute. The Obligations of the Borrower under this Agreement shall be primary, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement notwithstanding:

          (a) any lack of validity or enforceability of this Agreement, the Letter of Credit, the Indenture or any other Related Document;

          (b) any amendment or waiver of or any consent to or actual departure from all or any of the Related Documents;

          (c) the existence of any claim, set-off, defense or other right which the Borrower, any entity owned (directly or indirectly) by the Borrower or any entity that owns (directly or indirectly) any interest (whether equitable, beneficial or otherwise) in the Borrower may have at any time against the Trustee or any other beneficiary or any transferee of the Letter of Credit (or any persons or entities for which the Trustee or any such beneficiary or any such transferee may be acting), the Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents, or in any unrelated transaction;

          (d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that the Bank’s liability (if any) therefor shall be determined in accordance with Section 9.05(b) hereof;

          (e) any breach of contract or other dispute between the Borrower and any Person;

          (f) any payment by the Bank under the Letter of Credit against presentation of a sight draft or certificate which does not comply with the terms of the Letter of Credit, provided that the Bank’s liability (if any) therefor shall be determined in accordance with Section 9.05(b) hereof;

          (g) any delay, extension of time, renewal, compromise or other indulgence agreed to by the Bank, with or without notice to or approval by the Borrower in respect of any of the Borrower’s indebtedness to the Bank under this Agreement;

          (h) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided, however, that this Section 2.07 shall not prevent the assertion by the Borrower of a claim, if any, under Section 9.05(b) hereof but the assertion of any such claim shall in no event be made as a set-off, counterclaim or defense to the Borrower’s obligations hereunder.

Exhibit 4.20

     2.08 The Uniform Customs and Practice and Modification Consent. (a) The Uniform Customs and Practice shall be binding on the Borrower and the Bank with respect to the Letter of Credit, except as otherwise provided in the Letter of Credit, and except to the extent otherwise from time to time agreed to by the Bank and the Borrower in writing. With regard to the Bank, the Borrower assumes all risks of the acts or omissions of the beneficiary of the Letter of Credit with respect to the Letter of Credit. In furtherance of, and not in limitation of the Bank’s rights and powers under the Uniform Customs and Practice, but subject to all other provisions of this Section 2.08, it is understood and agreed that the Bank shall not have any liability for and that the Borrower assumes, with regard to the Bank, all responsibility for: (i) the genuineness of any signature; (ii) the form, sufficiency, accuracy, genuineness, falsification or legal effect of any draft, certification or other document required by the Letter of Credit or the authority of the person signing the same; (iii) the failure of any instrument to bear any reference or adequate reference to the Letter of Credit or the failure of any persons to note the amount of any instrument on the reverse of the Letter of Credit or to surrender the Letter of Credit; (iv) the good faith or acts of any person other than the Bank and its agents and employees; (v) the existence, form, sufficiency or breach of or default under any agreement or instrument (other than the Letter of Credit) of any nature whatsoever; (vi) any delay in giving or failure to give any notice, demand or protest; and (vii) any error, omission, delay in or nondelivery of any notice or other communication, however sent, provided, however, that the Bank is and remains responsible for any of the above caused solely by its own gross negligence or willful misconduct. The determination as to whether the required documents are presented prior to the expiration of the Letter of Credit and whether such other documents are in proper and sufficient form for compliance with the Letter of Credit shall be made by the Bank in its sole discretion, which determination shall be prima facie evidence of compliance. Any negative determination as to proper and sufficient form for compliance with the Letter of Credit shall be promptly stated to the Borrower in order to provide an opportunity to cure (if such cure meets each and all of the terms and conditions of the Letter of Credit). It is agreed that the Bank may honor, as complying with the terms of the Letter of Credit and this Agreement, any documents which appear on their face to be in accordance with the terms and conditions of the Letter of Credit, and signed or issued by the beneficiary thereof, provided that the Bank’s liability (if any) therefor shall be determined in accordance with Section 9.05(b) hereof. Any action, inaction or omission, or payment or failure to pay, on the part of the Bank under or in connection with the Letter of Credit, drawings thereon or reinstatement thereof, if in good faith and in conformity with such laws, regulations, usage of trade or commercial or banking customs as may be applicable, shall be binding upon the Borrower, shall not place the Bank under any liability to the Borrower, and shall not affect, impair or prevent the vesting of any of the Bank’s rights or powers hereunder or the Borrower’s obligation to make full reimbursement, provided such act or omission did not arise due to the gross negligence of the Bank.

Exhibit 4.20

          (b) If the Borrower, either in writing or orally (confirmed by either party in writing), requests or consents to any modification or extension of the Letter of Credit or waives failure of any draft, certificate or other documents to comply with the terms of the Letter of Credit, the Bank shall be deemed to have relied and be entitled to rely on such request, consent or waiver with respect to any action taken or omitted by the Bank pursuant to any such request, consent or waiver, and such extension, modification or waiver shall be binding upon the Borrower.

     2.09 Reinstatement of Letter of Credit.

          (a) After any A-Drawing, the Principal Component shall be reinstated upon delivery of a certificate in the form of Annex 2 to the Letter of Credit.

          (b) With respect to a C-Drawing made in respect of interest payable on an Interest Payment Date as a scheduled periodic payment of interest on the Bonds or as a portion of the purchase price of Bonds being purchased with the proceeds of an A-Drawing pursuant to Section 3.07 of the Indenture, if the Trustee has not received, within ten (10) calendar days after any payment in respect of a C-Drawing, notice from the Bank to the effect that (1) an Event of Default hereunder has occurred and is continuing, and (2) the Letter of Credit will not be reinstated as of the date thereof, then the Interest Component will automatically be reinstated, as of the close of business on such tenth (10th) calendar day, and shall be equal to fifty-two (52) days accrued interest (computed at the rate of twelve percent (12%) per annum on the basis of a 360-day year notwithstanding the actual rate of interest borne from time to time by the Bonds) on the then applicable Principal Component. The Interest Component will not be reinstated for any C-Drawing made to pay interest except as specified in the preceding sentence.

     2.10 Extension of the Letter of Credit Expiration Date. The Letter of Credit shall terminate at the Termination Date, as defined in the Letter of Credit, provided, however, that the Letter of Credit may be renewed for a period of one year (or such other period to which the Bank may agree, in its sole discretion) from such Termination Date (or any future extended expiration date) if (i) a written request for renewal is received by the Bank between March 4, 2007 and 180 days prior to the Termination Date (or at least 180 days prior to any future extended expiration date) and (ii) the Bank, in its sole discretion, elects to grant the request for renewal in writing prior to such Termination Date (or prior to any future extended expiration date). The Bank agrees to use its best efforts to reply to a request for extension in writing within sixty (60) days of the request.

     2.11 Application of Funds. Upon the occurrence and during the continuance of any Event of Default, any payment received hereunder or pursuant to any of the Related Documents may be applied by the Bank to such Obligations of the Borrower and in such order (without any duty to marshal), as the Bank may elect in its sole and absolute discretion, so long as such applications are not in conflict with the terms of the Indenture or the First Mortgage.

Exhibit 4.20

     2.12 Substitute Letter of Credit. At the request of the Borrower made in compliance with the provisions of the Indenture and Section 2.13, the Bank shall cooperate in order that a Substitute Letter of Credit may be obtained and substituted for the Letter of Credit, and the Bank take such actions as reasonably requested by the Borrower or the Trustee with respect thereto (at the sole expense of the Borrower). The Letter of Credit Fee paid to the Bank shall accrue and be payable through the end of the quarter in which the substitution is made as if no substitution had taken place.

     2.13 Optional Termination of the Letter of Credit. Borrower has the option, in its sole discretion, to terminate the Letter of Credit, without penalty, by notifying the Bank and the Trustee, in writing, sixty (60) days prior to the date it wishes to terminate the Letter of Credit. If the termination is due to a downgrade of the Bank’s credit rating, the Bank shall have the right to provide a confirming letter of credit within sixty (60) days of the downgrade, with a financial institution with a credit rating at least equal to the rating prior to the downgrade. If no such confirmation is provided, Borrower may terminate the Letter of Credit without penalty.

SECTION 3. CONDITIONS PRECEDENT.

     3.01 Execution and Delivery of Closing Documents. On or before the Date of Issuance, the Bank shall have received and approved the following documents, each of which shall be in form and substance reasonably satisfactory to the Bank and duly executed (and acknowledged where necessary) and delivered by the appropriate parties thereto (issuance by the Bank of the Letter of Credit to be conclusive evidence of the Bank’s receipt and approval):

          (a) This Agreement

          (b) Demand Note;

          (c) Indenture;

          (d) Remarketing Agreement;

          (e) All documents relating to the formation, existence and governance of Borrower;

          (f) Evidence that the Borrower has taken all necessary action to authorize it to execute, deliver and be bound by the documents to which it is a signatory, including, without limitation, certified resolutions authorizing such execution and delivery, with incumbency certificates attached;

          (g) Payment of legal fees and disbursements of Bank’s counsel;

          (h) An opinion of counsel for the Borrower (“Borrower’s Counsel Opinion”) dated the Date of Issuance and addressed to the Bank and the Trustee with respect to such matters as the Bank may reasonably request; and

Exhibit 4.20

          (i) Such other documents and instruments as the Bank may reasonably require including, without limitation, corporate documentation.

     3.02 Other Requirements. On or before the Date of Issuance:

          (a) No legislation, rule, order or decree shall, in the opinion of counsel for the Bank, reasonably purport to prohibit or restrain the issuance of the Letter of Credit;

          (b) The Borrower’s representations and warranties contained herein shall be correct in all material respects and the Borrower shall be in compliance in all material respects with all covenants and agreements contained herein and applicable to the Borrower;

          (c) No material adverse change shall have occurred in the financial condition, business, affairs, operations or control of the Borrower since the date of its financial statements most recently delivered to the Bank, taking into account seasonal fluctuations in the Borrower’s income stream;

          (d) All real estate taxes, personal property taxes and other municipal charges relating to the Facilities shall be current;

          (e) The Borrower shall have secured and delivered (i) all Borrower Documents duly executed and in form and substance satisfactory to Bank, (ii) other documents ancillary to the Borrower Documents required by the Bank, and (iii) all consents, waivers, acknowledgments and other agreements from third persons which Bank may deem necessary or desirable in order to effectuate the provisions of the Borrower Documents;

          (f) Except as permitted by the Bank, any and all other conditions contained in the Commitment Letter shall have been satisfied to the satisfaction of the Bank.

SECTION 4. SECURITY

     4.01 Additional Bonds. If the Borrower issues additional First Mortgage Bonds or bonds are issued to refund any of the Borrower’s existing bonds or new bonds are issued which in either case are secured, this Agreement and the Letter of Credit will be secured on parity with such bonds issued. The Borrower shall provide to the Bank notice of any proposed bonds at least thirty (30) days prior to the pricing of such bonds. The Borrower shall also provide to the Bank within five (5) days, or when available, any information related to any such bond closing that the Bank reasonably requests. The relevant bond documents shall contain provisions regarding and acknowledging the Bank’s parity status. In addition, the Bank and the Borrower shall also execute an amendment to this Agreement and the Borrower shall execute such additional documents, in forms approved by the Bank, adding and evidencing such security to secure the obligations of the Borrower to the Bank under this Agreement.

Exhibit 4.20

SECTION 5. REPRESENTATIONS, WARRANTIES
AND COVENANTS OF THE BORROWER

     5.01 Representations and Warranties. As a material inducement to the Bank to issue the Letter of Credit hereunder, the Borrower hereby represents, warrants and covenants to Bank, as of the date hereof, the following, and all representations, warranties and covenants contained in this Agreement shall survive until the later of (i) (A) the Letter of Credit Termination Date, or (B) payment in full of all amounts due and owing or payable to the Bank under this Agreement and the other Borrower Documents, and (ii) the release of the Bank to its sole satisfaction of all obligations under the Letter of Credit, unless the Bank otherwise expressly consents in writing:

          (a) No Violation. Borrower is and shall remain in compliance in all material respects with all federal, state and local laws and regulations, including, without limitation, the American with Disabilities Act of 1990, all federal, state and local laws and ordinances related to access and all rules, regulations and orders issued pursuant thereto, including without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities. The payment and performance by the Borrower of the Obligations of the Borrower hereunder or under any other Related Documents do not constitute a violation of any law, order, regulation, material contract, or material agreement to which the Borrower is a party or by which the Borrower or the Borrower’s property may reasonably be bound; and do not require any filing or registration with, or any permit, license, consent, or approval of, any governmental agency or regulatory authority other than those that have been obtained.

          (b) No Litigation. There is no litigation or arbitration pending or, to the best of the Borrower’s knowledge, threatened against the Borrower which, if adversely decided, could materially impair the ability of the Borrower to pay and perform Obligations of the Borrower under any Related Document.

          (c) Entity Matters. The Borrower is and shall remain a duly organized, validly existing corporation and shall have all requisite corporate power and authority to conduct its business and to own its property as the same is and shall be conducted or owned, and is and shall remain qualified to do business in all jurisdictions where the nature and extent of its business is or may be such that qualification is required by law, except where the failure to so qualify would not have a material and adverse effect on the Borrower, its properties or business, provided, however, that the Borrower may merge with any of its Affiliates or with any regulated water utility, without the Bank’s consent, as long as the surviving entity shall have all of Borrower’s obligations under the Related Documents. The execution of the Borrower Documents by the Borrower does not require any consent(s) which have not otherwise been obtained, whether of the Borrower’s creditors or otherwise; and does not violate Borrower’s certificate of incorporation, by-laws or similar documents or agreements of creation, governance, or management.

Exhibit 4.20

          (d) Borrower Documents and Related Documents Enforceable. The Borrower Documents were duly authorized, executed, and delivered by the Borrower and are legal, valid, and binding instruments, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except as limited by general equitable principles.

          (e) No Default. The Borrower is not in default in the payment of any monies borrowed from or otherwise owed to any third party. The Borrower is not in default under any order, award, or decree of any court, arbitrator, or governmental authority which may materially adversely affect the ability of the Borrower to carry on its business as presently conducted or to perform its Obligations under any Related Document.

          (f) No Notice of Violations. The Borrower has no knowledge and has not received any notice or communication (i) from any governmental authority that the Facilities do not comply, in all material respects, with zoning or that there exists any condition which violates any municipal, state, or federal law, rule, or regulation that has not been remedied; (ii) from any insurance carrier insuring the Facilities or any other party regarding any dangerous, illegal, or other condition requiring corrective action that has not been corrected; (iii) regarding any litigation or proceeding, pending or specifically threatened in writing, against or relating to the Facilities or the Borrower, other than immaterial litigation or proceedings, except as otherwise disclosed in writing to the Bank; or (iv) regarding any taking, condemnation, or assessment, actual or proposed, with respect to the Facilities.

          (g) Financial Statements. All financial statements of the Borrower delivered to the Bank by the Borrower or its accountants fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period, in accordance with GAAP.

          (h) Licenses and Permits. The Borrower has obtained all Licenses and Permits and private approvals of every nature whatsoever, if any, as may be reasonably required to conduct or transact its business or to own, lease or operate its property, and no violations with respect thereto, except where the failure to do so, or such violations, would not have a Material Adverse Effect.

          (i) Full Disclosure. The representations and warranties made by Borrower in this Agreement do not contain any untrue statement of a material fact, and do not omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading, in light of the circumstances under which they were made.

          (j) Environmental Matters. To the best of Borrower’s knowledge:

               (i) None of the Facilities contains or has previously contained, any hazardous or toxic waste or substances or underground storage tanks, except to the extent the same are in compliance with applicable laws and regulations.

Exhibit 4.20

               (ii) The Facilities are in compliance in all material respects with all applicable federal, state and local environmental standards and requirements affecting such real property, and there are no environmental conditions which could interfere with the continued use of the Facilities.

               (iii) The Borrower has not received any notices of any material violations or advisory action by regulatory agencies regarding environmental control matters or permit compliance.

               (iv) Hazardous waste has not been transferred from any of the Facilities to any other locations except in compliance with all applicable environmental laws, regulations or permit requirements.

               (v) With respect to the Facilities, there are no proceedings, governmental administrative actions or judicial proceedings pending or contemplated under any federal, state or local law regulating the discharge of hazardous or toxic materials or substances into the environment, to which the Borrower is named as a party.

          (k) Governmental Authority Consents.

               (i) The Borrower represents, warrants and covenants that the Borrower possesses or is the beneficiary of all material permits, licenses, authorizations, approvals and consents of governmental or public bodies or authorities, federal, state and local, including, without limitation, all material licenses, authorizations and permits relating to environmental matters (hereinafter referred to collectively as the “Governmental Consents”) necessary for: (i) the activities and business of the Borrower as currently conducted and as proposed to be conducted, and (ii) the ownership, use, operation and maintenance by the Borrower of its properties and assets, and such Governmental Consents are the only Governmental Consents required for the foregoing purposes where failure to obtain such consents would have a Material Adverse Effect.

               (ii) The Borrower represents, warrants and covenants that the Borrower has received all of such Governmental Consents with respect to its assets, properties and operations, and (ii) all of such Governmental Consents have been duly and validly granted by the governmental authorities in the jurisdictions where its operations are located, are in full force and effect and have not been amended, modified, rescinded, revoked or assigned, except to the extent no Material Adverse Effect would in each case be caused thereby.

               (iii) To the best of the Borrower’s knowledge, no condition exists or event has occurred that, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture, non-renewal of any Governmental Consent applicable to any operations owned or operated by the Borrower or the Borrower’s participation in any government programs, and there is no claim that any such Governmental Consent, participation or contract is not in full force and effect.

Exhibit 4.20

          (l) The Borrower has good and marketable title or valid rights in and to all of the properties and assets reflected on the balance sheets and financial statements of Borrower.

          (m) None of the proceeds of the Bonds shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock in violation of any of the provisions of Regulation U of the Board of Governors of the Federal Reserve System (“Regulation U”), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purchase which might render the proceeds of the Bonds a “Purpose Credit” within the meaning of Regulation U.

     5.02 Affirmative Covenants. In addition to, and not in limitation of, any other obligations of the Borrower, whether under this Agreement or otherwise:

          (a) Timely Payment and Performance. The Borrower will duly and punctually pay all Obligations becoming due to the Bank and will duly and punctually perform all things on its part to be done or performed under this Agreement, or pursuant to any of the Related Documents.

          (b) Books and Records. The Borrower, at all times, will keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with GAAP.

          (c) Inspection Rights. The Borrower hereby covenants and agrees to permit the Bank, through its authorized attorneys, accountants, architects, engineers, and representatives, to examine the books, records, accounts, computer tapes and disks, ledgers, and assets of every kind and description of the Borrower at all reasonable times during Borrower’s weekly business hours, and upon reasonable notice, and without material disruption to the Borrower’s business in the absence of an Event of Default, and to contact the Borrower’s accountants directly upon prior written notice to the Borrower. The Bank shall abide by the Borrower’s established security procedures during such inspections.

          (d) Reporting. The Borrower, from time to time, will furnish the Bank or cause to be furnished to the Bank such information and statements as the Bank may reasonably request. Without limiting the generality of the foregoing the Borrower will furnish or cause to be furnished to the Bank the following:

               (i) All financial reports as and when required to be furnished to the Trustee under the Indenture.

               (ii) Within one hundred and twenty (120) days after the end of each fiscal year, the financial statements of the Borrower prepared in accordance with GAAP, audited by PricewaterhouseCoopers LLP or other independent certified public accountants selected by the Borrower and reasonably acceptable to the Bank, and any management letters. At the time it delivers the financial statements described herein, the Borrower shall deliver a certificate of an Authorized Officer stating that (i) to the best of such officer’s knowledge, such Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied

Exhibit 4.20

every condition, contained in this Agreement and the other Borrower Documents to be observed, performed or satisfied by it, and (ii) no Default or Event of Default has occurred and is continuing except as specified in such certificate.

               (iii) Within forty-five (45) days of the end of the fiscal quarter, the Borrower’s quarterly internal financial statements.

               (iv) Within thirty (30) days prior to the start of the fiscal year, the annual budget for Connecticut Water Service, Inc., with supporting detail, for the upcoming fiscal year.

               (v) Within one hundred and twenty (120) days after the end of each fiscal year, the financial statements of Connecticut Water Service, Inc. prepared in accordance with GAAP, the Form 10K and any management letters.

               (vi) Within forty-five (45) days of the end of the fiscal quarter, the quarterly Form 10Q of Connecticut Water Service, Inc.

               (vii) Prompt written notice if: any obligation (other than an Obligation under this Agreement) of the Borrower for borrowed money or for the deferred purchase price of any property, in either case in excess of $250,000, is declared or shall become due and payable prior to its stated maturity, the holder of any note, or other evidence of indebtedness, certificate or security evidencing any such obligation, has the right to declare such obligation due and payable prior to its stated maturity, or to the knowledge of any officer of the Borrower, there shall occur a Default or an Event of Default.

               (viii) Prompt written notice of: (a) any citation, summons, subpoena, order to show cause or other order naming the Borrower a party to any proceeding before any governmental body which if adversely determined would have a Material Adverse Effect on the business, financial condition or operations of the Borrower, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (b) any lapse or other termination of a license, permit or other authorization issued to the Borrower by any governmental authority or person, which lapse or other termination would have a Material Adverse Effect on the property, business, profits or conditions (financial or otherwise) of the Borrower, (c) any refusal by any governmental authority or person to renew or extend such license, permit or other authorization which would have a Material Adverse Effect, and (d) any suit between the Borrower and any governmental authority or person or formal demand made upon the Borrower by any governmental authority or person which if adversely determined would have a Material Adverse Effect on the property, business, profits or conditions (financial or otherwise) of the Borrower.

               (ix) Promptly after the filing thereof, copies of each annual report required to be filed pursuant to ERISA and copies of any other reports required to be filed with respect to any Plan with the Department of Labor or the Internal Revenue Service.

Exhibit 4.20

               (x) Promptly upon request therefor, such other information and reports relating to the financial condition and operations of the Borrower as the Bank at any time or from time to time may reasonably request.

          (e) Entity Existence and Legal Compliance Generally. The Borrower will maintain its existence as a corporation duly organized and existing under the laws of the State of Connecticut, provided, however, the Borrower may merge with any of its Affiliates or any regulated water utility, without the Bank’s consent, as long as the surviving entity shall have all of Borrower’s obligations under the Related Documents, and will comply with all laws and regulations of the United States and of any state or states thereof (to the extent applicable), of any political subdivision thereof and of any governmental authority and of any securities exchange which may be applicable to the Borrower or to the Borrower’s business.

          (f) Accounts. The Borrower agrees that it shall maintain its primary operating account with the Bank or its Affiliate.

          (g) Maintenance. The Borrower will put and maintain its properties in good repair, working condition and order, and from time to time, make all needful and proper repairs, renewals and replacements.

          (h) Insurance. The Borrower will maintain insurance at all times, covering such risks and in such amounts as are required in Exhibit D.

          (i) Payment of Obligations to Others. The Borrower will make, prior to the expiration of any applicable grace period, all payments and perform all other material obligations which may be required of it with respect to any material indebtedness (whether for money borrowed, goods purchased, services rendered or however such indebtedness may otherwise arise) owing to persons, firms or corporations other than the Bank, including, without limitation, indebtedness which may be secured by a security interest in assets of the Borrower or property of the Borrower, and all obligations under the terms of any material lease in which the Borrower is the lessee.

          (j) ERISA. The Borrower shall fund each Plan maintained by the Borrower so that each Plan meets the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Code. Borrower will not permit the occurrence of a “Prohibited Action” or “Reportable Event” (as both terms are defined by ERISA) with respect to any Plan or any event with respect to any Plan that could result in material liability to the Borrower or any of its successors or assigns, or to the entity which provides funds for such Plan.

          (k) Additional Bonds. The Borrower shall perform all requirements described in Section 4 of this Agreement.

Exhibit 4.20

          (l) Notice of Breaches. Upon learning of any action or event which constitutes, or with the giving of notice or the passage of time, or both, would constitute, an Event of Default under this Agreement or an “Event of Default” under any Borrower Document or any other Related Document, the Borrower immediately shall give written notice thereof to the Bank.

     5.03 Negative Covenants

          (a) Fundamental Changes. Borrower will not wind up, liquidate or dissolve itself, merge or consolidate or be merged or consolidated with or into any other corporation or entity without the prior written consent of the Bank, provided that, upon the request of the Borrower, the Bank shall promptly notify the Borrower in writing whether such consent shall be granted or withheld for any such contemplated transaction. Notwithstanding anything in this Agreement to the contrary, Borrower shall be able to merge with any and all of its Affiliates and with any regulated water utility, without the Bank’s consent, as long as the surviving entity shall have all of Borrower’s obligations under the Related Documents.

          (b) Sales of Assets. Except as otherwise provided in this section, Borrower will not sell or dispose of any of its assets material to the operation of its business, unless the prior written consent of the Bank has been obtained. The Bank shall provide such consent if the Borrower (i) certifies to the Bank that such assets have become inadequate, worn out, unprofitable or unnecessary for the Borrower’s operations, or certifies to the Bank that such assets shall be alienated, transferred, assigned, sold or otherwise disposed of at not less than one hundred percent of the greater of the full book value or fair market value thereof; and (ii) certifies to the Bank that such alienation, assignment, transfer, sale or disposal will not materially impair the ability of the Borrower to operate its normal programs and services and will not impair the ability of the Borrower to make full and timely payments when due under this Agreement. Borrower may sell or dispose of the following assets, without the Bank’s consent: (A) obsolete assets no longer useful in the ordinary course of its business; (B) assets which constitute personalty, and are not any of (i) fixed assets or fixtures or (ii) realty; (C) real property sold or donated to public entities for conservation purposes, provided the Borrower’s operations are not materially impaired by any such sale or donation; (D) assets acquired after the date of this Agreement by a purchase money mortgage or purchase money security interest; and (E) assets transferred in the Borrower’s merger with an Affiliate or a regulated water utility, as long as the surviving entity shall have all of Borrower’s obligations under the Related Documents. Also, only while the First Mortgage Indenture is in effect, the Borrower may sell or dispose of the assets permitted to be transferred under Article 10 of the First Mortgage Indenture, without the Bank’s consent, as long as all restrictions and conditions in the First Mortgage Indenture shall apply to such transfer and if Borrower is selling or exchanging any assets pursuant to Section 10.4 of the First Mortgage Indenture, then in addition to meeting all of the conditions in the First Mortgage Indenture, Borrower shall also provide to the Bank:

          (i) A resolution authorizing such sale or exchange;

Exhibit 4.20

          (ii) A certificate signed and sworn to by the President or a Vice President of the Borrower and by an engineer who, if the cost of the properties (when first devoted to the public service) for the sale or exchange of which request is made exceeds $25,000, shall be an independent engineer.

               (A) describing the property to be sold or exchanged and stating that in the opinion of the signers the sale or exchange will be of benefit to the Company and will not affect the payment of the Bonds;

               (B) stating that the Borrower has sold or exchanged, or contracted to sell or exchange, the property for consideration representing in the opinion of the signers its full value to the Borrower;

               (C) stating the amount and nature of such consideration and that it consists, or will consist, solely of one or more of the following: cash, property additions and properties which upon such exchange will constitute property additions;

               (D) stating either that the property to be sold or exchanged does not constitute or include all or substantially all of the fixed property of the Borrower, or, if it does constitute or include all or substantially all of such fixed property, stating that from the cash consideration received or to be received therefrom, as increased by any other moneys in the hands of the Trustee available for the redemption of Outstanding Bonds, there will be moneys sufficient in amount to pay all of the expenses and charges due the Bank, the Trustee, the Paying Agent and to redeem all Outstanding Bonds;

               (E) if any property additions or properties which on acquisition will become property additions are included in such certificate, briefly describing them, and stating that the signers have examined and inspected the same and that their construction or acquisition is desirable from the standpoint of the Borrower and the Bondholders, and if from the opinion of counsel responsive to (v) of this Section it appears that the same are subject to any encumbrances, that such encumbrances do not impair the use of the property to which they pertain for the purposes for which such property is held or to be held by the Borrower;

          (iii) A certificate signed and verified by the President or a Vice President and the Treasurer or an Assistant Treasurer of the Borrower, dated as of the date upon which the resolution referred to in (i) above was adopted, stating that the Borrower is not in default hereunder and stating the original cost of the property to be sold or exchanged;

          (iv) All moneys stated in the certificate responsive to (ii) of this Section to be or to have been received in consideration for the property, or to the extent that such moneys constitute the consideration for property subject to an underlying mortgage, which, by its terms, are required to be paid to or deposited with its mortgagee or trustee, a receipt by such mortgagee or trustee for such moneys, the Borrower covenanting, agreeing and directing that upon the satisfaction or release of such underlying mortgage any such money remaining in the possession or control of such mortgagee or trustee, to which the Borrower may be entitled, after Borrower has complied with the provisions of the First Mortgage Indenture, shall forthwith be deposited with the Trustee and Borrower

Exhibit 4.20

shall direct Trustee to make a redemption in the amount deposited with the Trustee on the next available redemption date;

          (v) An opinion of counsel stating:

               (A) that all of the property received in exchange will, upon such acquisition, be subject to no liens, except Permitted Encumbrances;

               (B) if any part of the consideration for the property has been or is to be paid to or deposited with the mortgagee or trustee of an underlying mortgage, that such consideration is required by such underlying mortgage to be paid to or deposited with such mortgagee or trustee;

          (vi) Either (A) a certificate constituting evidence of the authorization, approval or consent of any governmental body at the time having jurisdiction in the premises to the sale or exchange of the property, the consideration to be received therefor and the acquisition of any property constituting any part of such consideration, together with an opinion of counsel that the same constitutes sufficient evidence thereof and that the authorization, approval or consent of no other governmental body is required; or (B) an opinion of counsel that no authorization, approval or consent of any governmental body is required.

          (c) Liens. Except for Permitted Encumbrances, liens securing Permitted Indebtedness and the mortgage under the First Mortgage Bonds, Borrower will not create, incur, make, assume, grant or suffer to exist any assignment, mortgage, pledge, title retention agreement, security interest, lien, charge or encumbrance with respect to any of its property or assets, tangible or intangible, whether now owned or hereafter acquired, or subject any of such assets to the prior payment of any indebtedness, or transfer in any manner any of such assets with the intent or purpose, directly or indirectly, of subjecting such assets to the payment of indebtedness, that results in the Bank having a lesser priority interest within its class of the Borrower’s creditors.

          (d) Business. Borrower will not engage in any business other than the businesses in which it is currently engaged or other businesses reasonably related to a public water company.

          (e) Indebtedness; Guaranties. Except for Permitted Indebtedness, Borrower will not incur any indebtedness. Furthermore, Borrower will not guaranty or otherwise become liable for obligations of any other person, firm or corporation, in an amount at any time in excess of $100,000.

          (f) Loans. Borrower shall not make any loan, advance or payment, other than with respect to Permitted Indebtedness, except for loans to Connecticut Water Service, Inc. or Borrower’s Affiliates not exceeding Six Million Dollars ($6,000,000) in the aggregate.

Exhibit 4.20

          (g) Actions under Related Documents. The Borrower shall not request or enter into any modification, amendment, consent or waiver of or pertaining to the terms of the Related Documents to which the Borrower is a party without the Bank’s prior written consent. Borrower shall comply with all terms of the Related Documents to which the Borrower is a party that are the responsibility of the Borrower.

          (h) Substitute Credit Facility. Borrower shall not replace the Letter of Credit with a Substitute Letter of Credit unless simultaneously therewith Borrower shall cause the Letter of Credit to be cancelled and shall repay in full all Obligations and liabilities to the Bank under the Reimbursement Agreement and the Letter of Credit.

          (i) Transactions with Affiliates. Except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arms’ length transaction with a Person not an Affiliate, Borrower shall not enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate.

          (j) ERISA. Borrower shall not (i) terminate any Plan so as to result in any material liability to the Borrower, or (ii) engage in or permit any Person to engage in any “Prohibited Transaction” involving any Plan which would subject the Borrower to any material tax, penalty or other liability.

          (k) Debt to Capitalization. The Borrower shall not exceed a Debt to Capitalization ratio (“Debt to Capitalization Ratio”) of 70%. Such ratio shall be measured quarterly as of the close of each fiscal quarter. “Debt” shall mean the sum of all notes payable and other short-term obligations (including current maturities of long-term debt and capital lease obligations), plus long-term debt (including capital lease obligations). “Capitalization” shall mean total capital of the Borrower.

          (l) EBIT to Interest. Borrower shall not permit the EBIT to Interest ratio (“EBIT to Interest Ratio”) to be less than 2:1, tested quarterly as of the close of each fiscal quarter on a rolling four-quarter basis. “EBIT” shall mean the Borrower’s earnings before interest and taxes, calculated by taking the pre-tax profit of the Borrower and adding back total Interest. “Interest” shall mean all charges which the Borrower has paid on all its debt.

          (m) Negative Pledge Notwithstanding anything herein to the contrary, Borrower shall not create, incur, assume or suffer to exist, any lien (except Permitted Encumbrances and liens permitted under the First Mortgage listed in Exhibit E) on and shall not sell, assign or otherwise transfer any of the Borrower’s fixed assets or realty, whether now owned or hereafter acquired, except to the extent any such lien is in favor of the Bank (except for Permitted Encumbrances, liens permitted under the First Mortgage listed in Exhibit E and as otherwise permitted by this Section 5.03).

Exhibit 4.20

     5.04 Incorporation by Reference. Each warranty, representation and covenant made by the Borrower in favor of the Bank in the Borrower Documents is true and accurate, and is incorporated herein by reference.

SECTION 6. EVENTS OF DEFAULT

     6.01 The occurrence of any of the following events shall be an “Event of Default” hereunder:

          (a) The Borrower shall fail to make any payment to the Bank or the Trustee required by Sections 2.03, 2.04, or 2.05 of this Agreement within ten (10) days of when due.

          (b) The Borrower shall fail to make any other payment to the Bank or the Trustee required by this Agreement within ten (10) days of the Bank’s demand therefor.

          (c) The Borrower shall fail to observe or perform any other covenant or agreement contained in this Agreement for a period of thirty (30) days after written notice to it; provided, however, that if the Default stated in the notice cannot be cured within the cure period the Bank shall not withhold its consent to an extension of the cure period if in the Bank’s sole determination, reasonably exercised, (i) the Default is capable of being cured by the Borrower within a reasonable period of time and (ii) corrective action has been instituted by the Borrower during the cure period and continues to be diligently pursued until such default is cured.

          (d) Any warranty, representation or statement made or furnished to the Bank by or on behalf of the Borrower proves to have been false in any material respect when made or furnished.

          (e) The Borrower shall (i) default in any payment of any indebtedness for borrowed money, individually or in aggregate in excess of $250,000, beyond the grace period, if any, provided in the instrument or agreement under which such indebtedness was created other than for amounts contested in good faith by the Borrower, of which the Borrower has given written notice to the Bank and for which the Borrower has established reasonably adequate reserves; or (ii) default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause or permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such indebtedness to become due prior to its stated maturity other than for agreements or conditions contested in good faith by the Borrower, of which the Borrower has given written notice to the Bank and for which the Borrower has established reasonably adequate reserves.

          (f) Any levy, seizure, or attachment with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) of any property of the Borrower, which the Borrower fails to satisfy or cause the removal or return of within sixty (60) days of the date of the levy, seizure or attachment.

Exhibit 4.20

          (g) Dissolution, termination of existence (except as otherwise provided for herein), insolvency, or business failure of the Borrower.

          (h) (i) Any license, permit, certificate, consent, approval or authorization granted by any federal authority or by any state or local commission or authority, whether presently existing or hereafter granted to or obtained by the Borrower that is, in the reasonable judgment of the Bank, material to the operations of the Borrower shall expire without renewal or shall be suspended or revoked, or (ii) the Borrower shall become subject to any injunction or other order prohibiting it from operating under any such material license, permit, certificate, consent, approval, authorization or agreement, or (iii) the Borrower shall fail to apply for any license, permit, certificate, consent, approval or authorization that is, in the reasonable judgment of the Bank, material to the operations of the Borrower within thirty (30) days of the later of (x) date required to be obtained or (y) the date written notice thereof is delivered to the Borrower.

          (i) (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall have not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) of this subsection; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

          (j) The rendition by any court of a final judgment or judgments against the Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, not covered by insurance, which shall not be satisfactorily stayed, discharged, vacated, bonded or set aside within sixty (60) days of the making thereof; or the attachment of any property of the Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) securing such final judgment or judgments which has not been released or provided for to the satisfaction of the Bank within sixty (60) days after the making thereof.

          (k) The adoption of any resolution by the Borrower, to authorize any action or event that would constitute an Event of Default hereunder or under any instrument, document or agreement made or entered in connection herewith.

Exhibit 4.20

          (l) There shall occur an “Event of Default,” as defined in the Indenture.

          (m) The validity or enforceability of any obligation for the reimbursement of any draw on the Letter of Credit shall be contested or denied by the Borrower.

          (n) The Borrower has a downgrade by any of Moody’s Investors Services, Standard & Poor’s or Fitch Rating to Ba1, BB+ or BB+, respectively, or lower.

        The Borrower acknowledges and agrees that each and every Event of Default described above shall be of equal weight and significance, and equally and fully shall allow Bank to exercise its rights and remedies hereunder. The Borrower acknowledges and agrees that the Bank has relied on each such Event of Default, and been induced thereby, to enter into this Agreement and that the Bank would be irreparably harmed if the Bank, in any way, were unable to exercise its rights and remedies on the basis that certain Events of Default (for example, Events of Default not relating to payment) were of less weight or significance than certain other Events of Default (for example, Events of Default relating to payment).

SECTION 7. REMEDIES.

     7.01 Notice to Trustee. Upon the occurrence of an Event of Default, the Bank shall, at its option, and in its sole discretion, have the right to notify the Trustee of the occurrence of such Event of Default and, in its sole discretion, to request that the Trustee require a redemption of the Bonds in accordance with Section 8.02 of the Indenture or require the Trustee to pursue any and all remedies available under Indenture. Upon the occurrence of any Event of Default, whether or not the Bank notifies the Trustee of such Event of Default and whether or not the Trustee draws upon the Letter of Credit to redeem the Bonds as a result thereof, (a) the Bank shall have the option to declare (i) all sums then owing to the Bank hereunder (including without limitation the Term Loan) or under any of the other Borrower Documents, plus (ii) a sum equal to the then Stated Amount of the Letter of Credit (which sum, upon receipt thereof by the Bank, shall be held by the Bank as collateral security for the reimbursement of any drawings under the Letter of Credit and the payment of any other amounts due and payable hereunder or under any of the other Borrower Documents and as collateral security for the Trustee for the benefit of the Bondholders for the repayment by the Borrower of principal and interest on the Bonds), immediately due and payable by the Borrower to the Bank, without presentment, demand, protest, or notice of any kind; provided that upon the occurrence of any Event of Default described in Section 6.01(i) the above-described sums shall automatically become immediately due and payable without the necessity of any such declaration by the Bank; (b) the Bank shall have all the rights and remedies provided herein, in the other Related Documents, at law, in equity or otherwise, including, without limitation, the right to enforce any liens granted under this Agreement, subject to the mortgage of the First Mortgage Bonds and (c) the Bank may cause the Borrower to take action to enforce the Borrower’s rights under the Related Documents.

Exhibit 4.20

     7.02 Defaults under Other Documents. The Bank shall have the right to cure any default under any of the Related Documents but shall have no obligation to do so and any action to so cure a default shall not be deemed to make the Bank liable for any other obligations of the Borrower.

SECTION 8. OTHER ACTIONS BY THE BANK

     8.01 Right to Advance or Post Funds. The Bank, in addition to its other rights granted by this Agreement or otherwise, shall have the right to advance or post funds. In the event of the occurrence of an Event of Default or Default under any of the Related Documents, the Bank may advance or transfer, as applicable, funds from any account provided hereunder to cure such default and may thereafter advance its own funds for the account of the Borrower to correct such event or condition, as the Bank deems proper, without prejudice to the Borrower’s rights, if any, to recover such funds from the party to whom paid. Such advances may be pursuant to such agreements as the Bank deems proper. All sums so advanced by the Bank from its own funds to cure any such default or to correct any such event or condition, or which are agreed to be paid pursuant to any such agreement, shall be for the account of the Borrower. Any amounts advanced by the Bank to pay such accrued amounts hereunder shall constitute Other Accrued Amounts and shall be reimbursed to the Bank. The Bank shall give notice to the Borrower of any action it takes pursuant to this Section 8, but the Bank’s failure to give notice to the Borrower of any actions permitted by this Section 8 shall not affect the Bank’s right to take any such action or the Borrower’s reimbursement obligation for any amounts advanced or paid by the Bank hereunder. Nothing in this Agreement shall be construed as imposing under any circumstances any obligation upon the Bank to cure any default of the Borrower under this Agreement or under any of the Borrower Documents or other Related Documents, or otherwise to advance any funds or perform any of the Obligations of the Borrower hereunder or thereunder.

     8.02 LIBOR Rate Lending Unlawful. If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate loan as a LIBOR Rate loan of a certain duration, then until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, interest on all Drawings outstanding shall bear interest at the Bank’s Prime Rate beginning at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

     8.03 Substitute Rate. If the Bank shall have determined that: (a) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London interbank market; (b) by reason of circumstances affecting the Bank in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to Drawing, or (c) LIBOR no longer adequately reflects the Bank’s cost of funding loans; then, upon notice from the Bank to the Borrower, then until the Bank shall notify the Borrower that the

Exhibit 4.20

circumstances causing such suspension no longer exist, interest on all Drawings outstanding shall bear interest at the Bank’s Prime Rate.

     8.04 Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate loans or its obligation to make LIBOR Rate loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate loans or any other amounts due under this agreement in respect of its LIBOR Rate loans or its obligation to make LIBOR Rate loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank’s principal executive office is located); or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate loans or its obligation to make LIBOR Rate loans; and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, (x) the Bank shall so notify Borrower and (y) upon receipt of such notice from the Bank, accompanied by a certificate as to such increased costs, Borrower shall pay as of the effective date of such change or interpretation all additional amounts which are necessary to compensate the Bank for such increased costs incurred by the Bank. The Borrower may review and comment on the Bank’s reasons for, and calculation of, the increased costs, which comments the Bank shall consider in good faith in making its final certification. However, the final certification of the Bank as to such increased costs shall be conclusive (absent manifest error) as to the amount thereof.

     8.05 Offering Statement. Within five (5) business days of the Borrower’s written request, the Bank shall either confirm or update disclosure information regarding the Bank, in the form currently contained in Appendix D of the Offering Statement of the Borrower, dated March 1, 2004.

SECTION 9. GENERAL PROVISIONS.

     9.01 Amendment and Waiver. The Borrower Documents may only be amended, terminated, extended, or otherwise modified by a writing signed by each party thereto. In no event whatsoever shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to modify, terminate, extend, or otherwise amend any Borrower Document. ANY ACTION, INACTION, ORAL STATEMENTS, COURSE OF CONDUCT OR DEALING, OR ANY OTHER NON-WRITTEN WAIVERS, MODIFICATIONS, OR AMENDMENTS TO THE BORROWER DOCUMENTS ARE

Exhibit 4.20

EXPRESSLY UNAUTHORIZED AND SO THE BANK MAY NEVER BE BOUND THEREBY. ACCORDINGLY, AS THE BORROWER IS HEREBY BEING ADVISED THAT ANY SUCH ACTIONS BY AN OFFICER, AGENT, OR EMPLOYEE ARE NOT AUTHORIZED BY THE BANK, RELIANCE THEREON SHALL BE CONSIDERED TO BE PER SE UNREASONABLE.

     9.02 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (which writing may be in the form of a facsimile transmission provided that a copy thereof is delivered by other permitted means), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

If to the Borrower:	The Connecticut Water Company
93 West Main Street
Clinton, Connecticut 06413
Attention: David Benoit, Chief Financial Officer
Tel.: (860) 669-8630 x 3030
Fax: (860) 669-9326

with copies to:	Murtha Cullina LLP
185 Asylum Street
Hartford, CT 06103
Attention: Paul McCary, Esq.
Tel.: (860) 240-6037
Fax: (860) 240-6150

If to the Bank:	Citizens Bank of Rhode Island
One Citizens Plaza, RCO 435
Providence, RI 02903
Attention: Mr. James M. Hagerty
Tel: (401) 282-7226
Fax: (401) 282- 3691

with copies to:	Shipman & Goodwin LLP
One American Row
Hartford, CT 06103
Attention: Coleman H. Casey, Esq.
Tel:(860) 251-5152
Fax:(860) 251-5199

provided that any notice, request or demand to or upon the Bank pursuant to Section 2 shall not be effective until received.

Exhibit 4.20

     9.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder or under the Borrower Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.04 Survival of Representations and Warranties. All agreements, representations and warranties made in this Agreement and the other Borrower Documents and in any related certificates shall survive the execution and delivery of this Agreement and the issuance and expiration of the Letter of Credit, and shall continue until any and all sums payable under this Agreement and all Obligations shall have been paid and performed in full.

     9.05 Payment of Expenses and Taxes; Indemnification. (a) The Borrower agrees (i) to reimburse the Bank for its reasonable out-of-pocket costs, fees and expenses paid or incurred in connection with the development, preparation, negotiation and execution of, and any amendment, supplement or modification to, the Commitment Letter, this Agreement and the other Borrower Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Bank or accountant’s fees and including without limitation a fee of Two Hundred Fifty Dollars ($250.00) for any amendment to the Letter of Credit, all taxes and assessments, recording fees, the letter of credit transfer fee and the fees of any third party consultants which provide services to the Bank performing services as may, from time to time, be required by the Bank, provided that attorney’s fees related to the development, preparation, negotiation and execution of the Commitment Letter, this Agreement and other documents related to the initial transaction shall not exceed $25,000, (ii) to reimburse the Bank for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Related Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Bank, (iii) to indemnify and hold the Bank harmless, from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or the Related Documents and any such other documents with respect to such Borrower, and (iv) to indemnify and hold the Bank (and its respective affiliates, directors, officers, agents and employees (collectively, the “Indemnified Parties”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, out-of-pocket expenses or disbursements of any kind or nature whatsoever arising from or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the Related Documents and any such other documents, including but not limited to (A) any breach by Borrower of any representation, warranty or covenant made in or pursuant to this Agreement; (B) any failure by Borrower to comply with any applicable Legal Requirement or federal or state laws or regulations pertaining to the offer and sale of the Bonds; or (C) any failure by Borrower

Exhibit 4.20

to comply with any applicable Legal Requirement or the laws or regulations of any jurisdiction (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”), provided, that such Borrower shall have no obligation hereunder to any Indemnified Party with respect to Indemnified Liabilities arising solely from such Indemnified Party’s gross negligence or willful misconduct. Nothing contained herein is intended to limit the Borrower’s obligations under Section 2.04.

          (b) Neither the Bank nor any of the officers, directors, employees or agents of the Bank shall be liable or responsible for: (i) the use made of the Letter of Credit or for any acts or omissions of the Trustee or any Letter of Credit beneficiary; (ii) the validity, sufficiency or genuineness of any documents, or endorsements, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, (iii) payment by the Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear adequate reference to the Letter of Credit; or (iv) any other circumstances in making payment under the Letter of Credit in accordance with its terms provided, however, the Bank shall be liable to the extent of any direct damages suffered by the Borrower as a result of the Bank’s (y) willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms thereof, or (z) the Bank’s willful failure to pay under the Letter of Credit after presentation to it by the Trustee of a draft and certificate complying with the terms and conditions of the Letter of Credit. The determination of whether a draft has been presented under the Letter of Credit prior to the Letter of Credit Termination Date or whether a draft drawn under the Letter of Credit or any accompanying document or instrument is in proper and sufficient form shall be made by the Bank in its sole discretion, which determination shall be conclusive and binding upon the Borrower, absent manifest error. The Borrower hereby waives any right to object to any payment made under the Letter of Credit against a draft with accompanying documents in the forms provided for in the Letter of Credit but varying in punctuation, capitalization, spelling or similar matters of form. IN NO EVENT SHALL THE BANK EVER BE LIABLE FOR CONSEQUENTIAL OR PUNITIVE DAMAGES, ANY RIGHT OR CLAIM THERETO BEING EXPRESSLY AND UNCONDITIONALLY WAIVED.

          (c) The Borrower agrees that it does not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Bank (collectively, the “Bank’s Affiliates”) arising out of or in connection with this Agreement or the transactions contemplated hereby. The Borrower agrees to look solely to the Bank and its assets for the satisfaction of any liability or obligation arising out of or in connection with this Agreement or the transactions contemplated hereby, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Bank’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

          (d) Without limiting the generality of the foregoing, the Borrower hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Bank’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Bank’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of the Borrower against Bank’s Affiliates arising out

Exhibit 4.20

of or in connection with this Agreement or the transactions contemplated hereby except for the Bank’s gross negligence or willful misconduct.

          (e) The provisions of this Section 9.05 shall survive the issuance of the Letter of Credit, the performance of the Obligations of the Borrower hereunder, and the termination of this Agreement.

     9.06 Successors and Assigns; Participations. (a) This Agreement is a continuing obligation and shall be binding upon the Bank and the Borrower, and their respective successors, transferees and assigns, and shall inure to the benefit of and be enforceable by the Bank and the Borrower, and their respective successors, transferees and assigns; provided, however, that the Borrower may not assign all or any part of this Agreement without the prior written consent of the Bank, except that Borrower may assign any and all of its obligations to an entity it merges with as provided herein. This is intended to be a restriction on both the right and the power to assign, and any purported assignment not consented to by the Bank as herein required shall be void, shall confer no rights on the purported assignee and need not be recognized by the Bank.

          (b) The Bank may, without notice to or the consent of any party, sell, assign or otherwise dispose of all or any portion of its rights under the Borrower Documents to one or more parties which are banks, other than banks with no United States office or United States or state license, so long as such actions do not adversely affect any rating then borne by the Bonds or subject them to redemption or otherwise impair any of Borrower’s rights under the Bonds. In the event all of such rights, remedies, powers, privileges, and duties are transferred to another person or entity (including, without limitation, any trustee or other fiduciary) where the Bonds retain their rating as of the time of such transfer, then such party shall succeed to and become vested with all rights, remedies, powers, privileges, and duties of the Bank under the Borrower Documents and, upon written notice thereof to the Borrower, the Bank shall thereupon be discharged and relieved from its duties and obligations hereunder and thereunder. The Borrower shall accord full recognition to any such assignment, and all rights and remedies of the Bank in connection with the interest so assigned shall be as fully enforceable by such assignee as they were by the Bank before such assignment.

          (c) The Bank may, without notice to or the consent of any party sell its interest in the Letter of Credit, in whole or in part, provided Borrower’s rights under the Commitment Letter, the Borrower Documents or the documents evidencing the Bonds will not be modified thereby and provided no downgrade of the Bonds shall occur as a result thereof. Borrower hereby agrees to provide the Bank with reasonable cooperation it may require in the sale of participations in the Letter of Credit, including but not limited to, supplying financial statements and other financial information and the documentation pertaining to the issuance of the Letter of Credit. Borrower hereby gives the Bank the right to provide potential participants with any and all information pertaining to Borrower and the Letter of Credit which may be required by the participant in evaluating the purchase of a loan participation. The terms and conditions at which participations are to be sold are to be determined at the Bank’s sole discretion.

Exhibit 4.20

          (d) In connection with a sale or assignment pursuant to subsection (b) or (c) above, the Borrower hereby authorizes the Bank to disclose to any prospective or actual participants or transferees (each, a “Transferee”) any and all financial information in the Bank’s possession concerning the Borrower which has been delivered to the Bank by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Bank by or on behalf of the Borrower in connection with the Bank’s credit evaluation of the Borrower prior to becoming a party to this Agreement, provided that the proposed transferee agrees to keep such information confidential.

     9.07 Set-Off. In any proceeding by the Bank or its Affiliates against the Borrower for a right of set-off of liabilities arising hereunder upon and against any and all instruments, documents, policies and certificates of insurance, securities, goods, accounts receivable, choses in action, chattel paper, cash, property and the proceeds thereof owned by the Borrower or in which the Borrower has an interest, which now or hereafter are at any time in possession or control of the Bank or an Affiliate or in transit by mail or carrier to or from the Bank or an Affiliate or in the possession of any third party acting in the Bank’s behalf, without regard to whether the Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether the Bank has conditionally released the same, Borrower agrees to waive its statutory defenses and rights against said set-off.

     9.08 Power of Attorney. The Borrower hereby irrevocably constitutes and appoints the Bank, during the continuance of an Event of Default hereunder, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Borrower Documents. The powers conferred on the Bank hereunder are solely to protect the interests of the Bank and shall not impose any duty upon the Bank to exercise any such power.

     9.09 Conflicts. This Agreement and the Letter of Credit are intended to govern the entire relationship between the parties with respect to the Letter of Credit and the terms and provisions hereof and thereof expressly supplement the other Borrower Documents as fully as if set forth therein. In the event of a conflict between the rights of the Bank under any of the Borrower Documents, then the Bank may elect, at its sole discretion, to exercise any such rights in such order and combinations as it deems appropriate. However, if after giving effect to such interpretive guidelines a conflict still exists between the terms and provisions of this Agreement and any other Borrower Document, then this Agreement shall govern.

     9.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Exhibit 4.20

     9.11 Integration; Confidentiality. (a) This Agreement and the Borrower Documents represent the agreement of the Borrower and the Bank with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Bank relative to subject matter hereof, not expressly set forth or referred to in this Agreement or in the Borrower Documents.

     (b) The Borrower hereby acknowledges that the Bank and its Affiliates (collectively, the “Bank Parties”) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. The Bank Parties will not use confidential information obtained from the Borrower by virtue of the transactions contemplated by this Agreement or their other relationships with the Borrower in connection with the performance by each of the Bank Parties of services for other companies, and each of the Bank Parties will not furnish any such information to other companies. The Borrower also acknowledges that no Bank Party has any obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to it, confidential information obtained from other companies.

     9.12 No Fiduciary Relationship. The Borrower acknowledges and agrees that its dealings with the Bank are solely in the nature of a debtor/creditor relationship and that in no event shall the Bank be considered to be a partner or joint venturer of the Borrower. Borrower agrees to hold the Bank harmless from any damages and expenses resulting from the construction of the relationship of the parties as partner or joint venturer, except for any damages and expenses arising solely from the Bank’s gross negligence or willful misconduct. Also, the Borrower represents and warrants that it has independently evaluated the business transaction and has not relied upon, nor will it rely upon, the expertise, advice or other comments or statements of the Bank (including agents of the Bank), if any, in deciding to pursue such undertaking. As the Borrower is experienced in business, in no event shall the Bank owe any fiduciary or similar obligations to it in connection with the subject transaction.

     9.13 Certificate of Status. Within fifteen (15) days after the Bank’s written request, the Borrower shall provide a certificate of confirmation as to the current Obligations including, without limitation, confirmation (i) of the amounts outstanding under the Borrower Documents; (ii) if true, that no defenses, offsets, claims, or counterclaims exist to the punctual performance of all Obligations and the full payment of all amounts due under the Borrower Documents; (iii) if true, that the Borrower Documents are valid and enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except as limited by general equitable principles; (iv) if true, the Borrower Documents have not been modified or amended, either by express agreement, course of conduct, course of dealing, or otherwise; and (v) any other matter reasonably requested by the Bank. To the extent that Borrower cannot confirm the statements contained in clauses (ii), (iii) or (iv) above, it shall provide detailed information to the Bank describing the extent to which such statements are untrue. The failure of the Borrower to timely provide such a certificate or describe in detail the basis for any disagreement shall be conclusively binding upon the Borrower

Exhibit 4.20

as establishing the validity and accuracy of any statements contained in the Bank’s written request therefor as of the date thereof.

     9.14 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

     9.15 Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding to which the Bank is a party relating to this Agreement and the other Borrower Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive personal jurisdiction in the State of Connecticut;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.02 or at such other address of which the Bank shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

     9.16 No Further Credits. The Bank shall not be obligated to issue any further credits to cure any defaults under the Borrower Documents and/or the other Related Documents or otherwise, or in any other manner to extend any financial consideration to Borrower except as expressly provided in this Agreement or in any other written agreement with the Bank.

     9.17 Compliance with Usury Laws. Notwithstanding any other provision of this Agreement, it is agreed and understood that in no event shall this Agreement or any other instrument of indebtedness executed by Borrower or any other person be construed as requiring the Borrower or such person to pay interest and other costs or considerations that constitute interest under any applicable law which are contracted for, charged or received pursuant to this Agreement in an amount in excess of the maximum amount of interest allowed under any applicable law. In the event of any acceleration of the Obligations of the Borrower, that portion

Exhibit 4.20

of any interest payment in excess of the maximum legal rate of interest, if any, provided for in this Agreement or related documents shall be canceled automatically as of the date of such acceleration, or if theretofore paid, credited to the principal amount. The provisions of this Section 9.17 shall prevail over any other provision of this Agreement.

     9.18 Descriptive Headings, Context. The captions in this Agreement are for convenience of reference only and shall not define or limit any provision. Whenever the context so requires, reference in this Agreement to the neuter gender shall include the masculine and/or feminine gender, and the singular number shall include the plural, and, in each case, vice versa.

     9.19 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     9.20 WAIVERS OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.

     9.21 CONNECTICUT PREJUDGMENT REMEDY WAIVER. THE BORROWER ACKNOWLEDGES THAT THE TRANSACTIONS REPRESENTED BY THIS AGREEMENT ARE COMMERCIAL TRANSACTIONS AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS TO NOTICE OF AND HEARING ON PREJUDGMENT REMEDIES UNDER CHAPTER 903A OF THE CONNECTICUT GENERAL STATUTES OR OTHER STATUTES AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZES THE BANK’S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

     9.22 Reasonableness. The Bank shall exercise its remedies hereunder in a commercially reasonable manner.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers and representatives as of the date first above written.

THE CONNECTICUT WATER COMPANY

By:	/s/ David C. Benoit

Name: David C. Benoit
Title: Vice President Finance and Chief Financial Officer

Exhibit 4.20

CITIZENS BANK OF RHODE ISLAND

By:	/s/ James M. Hagerty

Name: James M. Hagerty
Title: Senior Vice President

EXHIBIT C

1. Connecticut Development Authority $10,000,000 Water Facilities Refunding Revenue Bonds (The Connecticut Water Company Project – 1998 Series A)

2. Connecticut Development Authority $8,000,000 Water Facilities Revenue Bonds (The Connecticut Water Company Project – 1998 Series B)

3. Connecticut Development Authority $8,000,000 Water Facilities Refunding Revenue Bonds (The Connecticut Water Company Project — 2003A Series)

4. Connecticut Development Authority $15,000,000 Water Facilities Refunding Revenue Bonds (The Connecticut Water Company Project — 2003C Series)

5. The Borrower’s First Mortgage Bonds Series T issued pursuant to an Indenture of Mortgage and Deed of Trust dated as of June 1, 1956 as amended and the corresponding Connecticut Development Authority bonds issued in conjunction therewith.

6. The Borrower’s First Mortgage Bonds Series U issued pursuant to an Indenture of Mortgage and Deed of Trust dated as of June 1, 1956 as amended and the corresponding Connecticut Development Authority bonds issued in conjunction therewith.

7. Municipal taxes not yet due and payable.

8. Any and all provisions of any ordinance, municipal regulation, or public or private law.

9. Water, electric, telephone, natural gas and other utility easements, building, building line and zoning restrictions.

10. Riparian rights or littoral rights and any rights to rivers, brooks, streams, lakes, ponds, bays or other navigable waters.

Exhibit 4.20

EXHIBIT D

     (a) The Borrower shall, at all times specified in the following subparagraphs, maintain a program of insurance to cover losses arising out of the risks identified below. The Borrower shall keep its property and all buildings and improvements now or hereafter erected on its property insured in the amounts and of the nature described in this Exhibit and shall comply with any requirements of the insurance company writing such insurance.

     (b) Commercial Insurance. The Borrower shall procure and maintain or cause to be procured or maintained commercial insurance meeting the following requirements, subject to the exceptions provided for in subsection (d) below.

     General Liability

     General Liability shall cover actions of the Borrower and its directors, officers, employees and volunteers and shall not exclude coverage for property damage from explosion, collapse and underground operations. Coverage for explosion, collapse and underground operations shall include blasting, if necessary, or explosion, collapse of structures or structural injury due to grading of land, excavation, filling, backfilling, tunneling, pile driving, caisson work, moving, shoring, underpinning, raising of, or demolition of, any structure, or removal or rebuilding of any structural support of a building or structure. Such insurance shall further include coverage for damage to wires, conduits, pipes, mains, sewers or other similar apparatus encountered below the surface of the ground when such damage is caused by any occurrence arising out of the performance of the work.

     The following policies, or formats having similar coverage features, are acceptable.

     (1) Comprehensive General Liability Policy (ISO 1973 policy form) to include:

A.	premises and operations;

B.	blanket contractual liability insurance;

C.	completed operations and products;

D.	fellow employee claims under bodily injury;

E.	independent contractors;

F.	most current ISO broad form endorsement; and

G.	defense coverage in addition to liability limits.

     (2) Commercial General Liability Insurance — Occurrence Form (ISO 1986, 1988, or 1993) unrestricted.

     (3) Commercial General Liability Insurance (only if coverage under 2. above is not available) — Claims Made Form (ISO 1986) unrestricted.

Exhibit 4.20

     Insurance shall not be written for less than the following minimum standards:

(i)	comprehensive general liability as outlined in item 1:

	— combined single limit bodily injury and property damage coverage (per occurrence and with no general aggregate, as applicable under this policy form)	$1,000,000

	— fire damage liability	$250,000

(ii)	commercial general liability as outlined in items 2 and 3:

	— combined single limit bodily injury and property damage coverage per occurrence	$1,000,000

	— in the aggregate separately for the general policy aggregate	$2,000,000

	— fire damage liability	$250,000

     Automobile Liability

     Automobile liability coverage shall include all owned, non-owned, hired, or leased autos for a minimum of $1,000,000 combined single limit.

     Workers’ Compensation

     Workers’ compensation insurance shall be maintained in accordance with all applicable statutes. Coverage shall include employers’ liability with limits for bodily injury by accident of not less than $100,000 each accident; bodily injury by disease of not less than $100,000 each employee; and of not less than $500,000 policy limit for disease. Such policies shall include a voluntary compensation endorsement, and a broad form all states coverage endorsement.

     Umbrella or Excess Liability

     Umbrella or excess liability coverage following the form of applicable general liability, employers’ liability and automobile liability coverages with a $5,000,000 combined single limit per occurrence, and if general aggregate limits are included, a general aggregate not less than $5,000,000 is required. All policies shall be endorsed to drop-down over any exhausted aggregate limits applicable to underlying policies.

Exhibit 4.20

     Directors’ and Officers’ Liability (“D&O”)

     D&O coverage for wrongful acts of persons affiliated with the Borrower shall be maintained in the form of errors and omissions coverage with a per occurrence and annual aggregate limit of liability of not less than $5,000,000.

     All Risk Property

     The Borrower shall procure and maintain all risk property insurance. The policy shall be written on a 100% replacement cost basis, with an agreed amount endorsement, no coinsurance provision, and shall cover all related property.

     The policy shall also provide a minimum of an amount equal $10,000,000 annual aggregate coverage or sublimits separately for the perils of earthquake and, if applicable, flood.

     Business Interruption

     Business Interruption insurance shall be secured on all operations of the Borrower covering the loss of gross earnings of the Borrower (and extra expense incurred) by reason of the total or partial suspension of, or interruption in, the use or occupancy of the operating assets of the Borrower caused by loss or damage to, or destruction of, any part of said operating assets, covering a period of suspension or interruption of a minimum of one year, in an amount not less than the maximum debt service on the Bonds due in any bond year (principal, plus interest), together with additional expenses of the Borrower expected to be incurred during such period.

     (c) Deductibles and Self-Insured Retentions. The Borrower may retain risk through deductibles and self-insured retentions on any of the commercial insurance specified in subsection (b) above, with the exception of Business Interruption Insurance, which may not be self-insured. However, deductibles or self-insured retentions shall not exceed $100,000 per occurrence for an individual contract of insurance, except as provided in subsection (d) below.

     (d) Alternative to Commercial Insurance. Except for All Risk Property, Business Interruption, and Builder’s Risk insurance, the Borrower may, with the prior written consent of the Bank, utilize alternative risk financing programs reasonably comparable to those described in subsection (b) above, including any program not rated “A-, VIII” or better by A.M. Best Co. (“Best”). Such programs may include commercial carriers with lower or no Best ratings, single-parent or group captives, risk retention groups or qualified self-insurance trusts. Any commercial insurance with deductibles or self-insured retentions exceeding $100,000 per occurrence shall be considered an alternative risk financing program and shall be subject to the provisions of this subsection.

     Should any such alternative risk financing program be used, the Borrower shall submit to the Bank documentation regarding the financial security of the program, as requested by the Bank. Such information may include, but not be limited to, actuarial certification of adequate reserves, audited financial statements, and coverage documents of the alternative risk financing program. The use of such program shall be subject to written approval by the Bank, so long as such approval is not unreasonably withheld. The right of the Bank to review and approve such programs shall in no way certify or imply that such program is financially sound, nor obligate the

Exhibit 4.20

Bank in any way to the Borrower or other third parties as to the legality or financial solvency of such programs.

     In addition to the foregoing, before the Borrower may enter into a program of self-insurance, as permitted herein, against any particular risk for which it is not on the date thereof self-insuring, it must receive a certificate from an independent insurance consultant reasonably acceptable to the Bank to the effect that an actuarially sound claims reserve fund has been created by the Borrower for such self-insurance program and is funded annually with the actuarially required deposit (as determined by an independent insurance consultant) deposited in a separate trust fund by an independent corporate trustee (which trust fund may have separate accounts).

     (e) Insurance Policy Provisions.

     (1) All insurance prescribed by this Exhibit shall be procured from sound and reputable insurers admitted to do business in the State of Connecticut, rated “A-, VIII” or better by Best or otherwise approved in writing by the Bank. Any insurers not rated “A-, VIII” or better by Best (including any such insurer approved by the Bank) shall be considered an alternative risk financing program subject to the provisions of subsection (d) above.

     (2) Should claims made form coverage be used to meet any of these risk financing requirements, the following items must be provided:

     (a) retroactive date as the first effective date of claims made coverage and prior acts or extended reporting (“tail”) coverage maintained so long as any of the obligations of the Borrower hereunder are outstanding.

     (b) an amended definition of a claim so that a claim is deemed to have been made when any insured reports an incident likely to give rise to a claim for damages under the policy.

     (c) provide the option of any extended reporting provision for a minimum of twelve months should the policy be cancelled, non-renewed or the retroactive date be advanced.

     (3) All insurance policies shall provide that the insurance company shall give at least sixty (60) days’ notice in writing to the Bank of the cancellation or non-renewal of the policy other than for non-payment of premium and at least ten (10) days’ notice in writing to the Bank, if the reason for cancellation is non-payment of premium.

     (4) All policies of insurance (except automobile, workers’ compensation, fiduciary and D&O) shall include the Bank, as an additional insured, as its interests may appear.

     (f) Evidence of Compliance; Waiver or Adjustment. Certificates of insurance and other required documentation shall be provided to the Bank prior to the delivery of the Bonds. In addition, certificates of insurance, or evidence of continuation of insurance coverage, which may be in the form of a binder, shall be provided to the Bank not less than thirty (30) days prior to the expiration of any policy period.

Exhibit 4.20

     Complete copies of insurance policies, including all declarations, terms, conditions, endorsements and exclusions shall remain available for inspection by the Bank at all reasonable times.

     The minimum limits and types of coverage stated in this Exhibit are subject to written waiver or adjustment based upon commercial availability and/or evidence of standard industry practices which may differ, from time to time, with currently stated limits. The Bank shall have the right to increase the minimum limits and modify the types of insurance required as reasonably prudent business practices dictate following, if circumstances permit, consideration or advice of an independent insurance consultant.

EXHIBIT E

     All liens in the First Mortgage listed in the “Permitted Encumbrances” section on pages 16 and 17, except subsection (f).